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                                                                    EXHIBIT 99.1
                                                                    NEWS RELEASE
[LOGO]


                  [LETTERHEAD OF INTERMEDIA COMMUNICATIONS]


                      INTERMEDIA COMMUNICATIONS COMPLETES
                         CONCURRENT PRIVATE OFFERINGS


TAMPA, FL (October 31, 1997) - Intermedia Communications Inc. (Nasdaq/NM:
ICIX) today announced the completion of two concurrent private offerings of its securities. The Company sold 7,000,000 Depositary Shares with a $175 million liquidation preference, and $250 million principal amount of Senior Notes, resulting in gross proceeds to the Company of $425 million.

          Each of the 7,000,000 Depositary Shares represents a one-hundredth interest in a share of 7% Series E Junior Convertible Preferred Stock, liquidation preference $2,500 per share (equivalent to $25.00 per Depositary Share) of Intermedia Communications Inc. Dividends on the Series E Preferred Stock will accrue at a rate per annum equal to 7% of the liquidation preference per share of Series E Preferred Stock and will be payable in cash or, at the option of the Company, in shares of Common Stock or a combination thereof. The Depositary Shares will be convertible, subject to prior redemption, at any time after December 29, 1997, at the option of the holder thereof into the Company's Common Stock at a conversion price of $60.47, subject to certain adjustments.

           The 8 7/8% Senior Notes are due on November 1, 2007, with interest accruing from October 30, 1997, and payable semi-annually in arrears on May 1 and November 1 of each year commencing May 1, 1998. The Notes will be redeemable, at the option of Intermedia, in whole or in part, on or after November 1, 2002, and are ranked pari pasu with all other senior indebtedness.


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ICIX Completes Private Offerings
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October 31, 1997

     The net proceeds from the offering of the Depositary Shares will be used by the Company to finance the continued expansion of the Company's telecommunications networks, including but not limited to, network electronics, such as local/long distance voice and data switches, and for general corporate purposes, including working capital. The net proceeds from the offering of the Senior Notes will be used to fund up to 80% of the cost of acquisition or construction by the Company of telecommunications-related assets. A portion of the Company's expansion may occur through acquisitions (utilizing cash or securities of the Company) as an alternative to direct investments in the assets required to implement the expansion.

     Intermedia Communications is one of the nation's fastest growing telecommunications companies, providing integrated telecommunications solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in cities throughout the eastern United States. Intermedia's enhanced data portfolio, including frame relay networking, ATM, and a full range of business internet connectivity and web hosting services, offers seamless end-to-end service virtually anywhere in the world.

     Intermedia, headquartered in Tampa, Florida, with sales offices in over 40 cities in the eastern U.S., trades on the Nasdaq Stock Market's National Market under the symbol ICIX. Intermedia is on the world Wide Web at http://www.icix.net.
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